EXHIBIT 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                           ONLINE ENTERTAINMENT, INC.
                                    * * * * *

         FIRST. The name of the corporation is OnLine Entertainment, Inc. SECOND. Every stockholder of record of the corporation shall be entitled at each meeting of stockholders to one vote for each share of stock standing in his name on the books of the corporation.
         THIRD. The company shall have Twenty Million (20,000,000) shares of common stock at no par value and One Million (1,000,000) shares of preferred stock at no par value.
         The board of directors is hereby authorized to prescribe by resolution the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each of the above class or series of stock.
         FOURTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.
         The names and addresses of the first board of directors, which shall be three in number, are as follows:
         Doug Johnson                       333 West Hampden Ave., Ste. 760
                                            Englewood, CO 80110

         Kris Buzinger                      333 West Hampden Ave., Ste. 760
                                            Englewood, CO 80110

         Robert Layburn                     333 West Hampden Ave., Ste. 760
                                            Englewood, CO 80110

         FIFTH. The name and address of each of the incorporators signing the articles of incorporation are as follows:

         Scot Ferraro                       1675 Broadway
                                            Denver, CO 80202

         Patrick E. Donovan                 1675 Broadway
                                            Denver, CO 80202

         SIXTH. The name and address of the resident agent is The Corporation Trust Company of Nevada at One East First Street, Reno, NV 89501.

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         SEVENTH.  No director of the corporation  shall be personally liable to the corporation or to the shareholders of the corporation for monetary damages for breach of fiduciary duty to the corporation as a director, except that the foregoing shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for (i) any breach of a director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) any of the acts specified in the Nevada statutes on such limitations of liability, or (iv) any transaction from which the director derived an improper personal benefit. In addition, the corporation shall have full authority to indemnify its directors, officers employees and agents as now or hereinafter permitted by law.
         EIGHTH. The purpose of the corporation is development, production and marketing of entertainment products of any description, and any other lawful business.
         WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 28th day of June 1995.

                     /s/   Scot Ferraro
                     /s/   Patrick E. Donovan

STATE OF COLORADO
County of Denver
         On this 28th day of June, 1995, before me, a Notary Public, personally appeared Scot Ferraro and Patrick E. Donovan, and who severally acknowledged that they executed the above instrument.

                              /s/   Virgenia M. Omstead
                                    Notary Public

My commission expires 6/30/97
                                            (Stamp)


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